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Filed Pursuant to Rule 424(b)(5)
Registration No. 333-71632

P R O S P E C T U S  S U P P L E M E N T
(To Prospectus Dated November 28, 2001)

$500,000,000

TELEPHONE AND DATA SYSTEMS, INC.
 7.60% Series A Notes due 2041

    We are offering $500,000,000 of 7.60% Series A Notes due December 1, 2041. The Notes will be our senior obligations and will rank on a parity with all of our existing and future unsecured and unsubordinated indebtedness, except as described herein. We will pay interest on the Notes on January 1, April 1, July 1 and October 1 of each year. The first such payment will be on January 1, 2002. We may redeem the Notes, in whole or in part, at any time on and after December 5, 2006 at a redemption price equal to 100% of the principal amount redeemed plus accrued and unpaid interest to the redemption date. The Notes will be issued in minimum denominations of $25 and integral multiples thereof.

    We intend to list the Notes on the New York Stock Exchange and expect trading in the Notes on the New York Stock Exchange to begin within 30 days after the original issue date. The Notes are expected to trade "flat," meaning that purchasers will not pay and sellers will not receive any accrued and unpaid interest on the Notes that is not included in the trading price.

    Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the related prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Per Note	Total
Public Offering Price	100.00%	$500,000,000
Underwriting Discount	3.15%	$15,750,000
Proceeds to TDS (before expenses)	96.85%	$484,250,000

    The public offering price set forth above does not include accrued interest, if any. Interest on the Notes will accrue from December 5, 2001 and must be paid by the purchaser if the Notes are delivered after December 5, 2001.

    The underwriters are severally underwriting the Notes being offered. The underwriters expect to deliver the Notes in book-entry form only through the facilities of The Depository Trust Company against payment in New York, New York on December 5, 2001.

Joint Book-Running Managers

Merrill Lynch & Co.	Salomon Smith Barney

A.G. Edwards & Sons, Inc. Morgan Stanley UBS Warburg	Credit Suisse First Boston Prudential Securities Wachovia Securities

ABN AMRO Incorporated
Quick & Reilly, Inc.
TD Securities
Tokyo-Mitsubishi International plc

November 28, 2001

    You should rely only on the information contained in or incorporated by reference in this prospectus supplement and the accompanying prospectus. We have not authorized anyone to provide you with different information. We are not making an offer of these securities in any jurisdiction where the offer is not permitted. You should not assume that the information contained in this prospectus supplement or the accompanying prospectus is accurate as of any date other than the date on the front of this prospectus supplement.

    In this prospectus supplement, "TDS," the "Company," "we," "us" and "our" refer to Telephone and Data Systems, Inc.

ALTERNATIVE SETTLEMENT DATE

    It is expected that delivery of the Notes will be made on or about the date specified on the cover page of this prospectus supplement, which will be the fifth business day following the date of this prospectus supplement. Under Rule 15c6-1 of the SEC under the Exchange Act, trades in the secondary market generally are required to settle in three business days, unless the parties to any such trade expressly agree otherwise. Accordingly, the purchasers who wish to trade Notes on the date of this prospectus supplement or the next succeeding business day will be required to specify an alternate settlement cycle at the time of any such trade to prevent failed settlement. Purchasers of Notes who wish to trade Notes on the date of this prospectus supplement or the next succeeding business day should consult their own advisors.

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THE OFFERING

Issuer	Telephone and Data Systems, Inc.
Securities Offered	$500,000,000 of 7.60% Series A Notes due December 1, 2041 (the "Notes").
Maturity	The Notes will mature on December 1, 2041.
Interest Payment Dates	January 1, April 1, July 1 and October 1, beginning Juanuary 1, 2002.
Optional Redemption
We may redeem the Notes, in whole or in part, at any time on and after December 5, 2006 at a redemption price equal to 100% of the principal amount redeemed plus accrued and unpaid interest to the redemption date. We are not required to establish a sinking fund to retire the Notes prior to maturity.
Ranking
The Notes are unsecured and unsubordinated obligations and will rank on a parity with all of our existing and future unsecured and unsubordinated indebtedness. However, in certain circumstances the Notes may become effectively subordinated to the claims of the holders of certain other senior notes of the Company, of which approximately $300 million are currently outstanding. See "Certain Covenants of TDS."
Use of Proceeds
We expect to use the estimated $484 million in net proceeds from this offering, after deducting the underwriting discounts and estimated offering expenses that we will have paid, to repay a portion of our outstanding short-term debt and for other corporate purposes, which may include acquisitions. See "Use of Proceeds."

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TDS

    TDS is a diversified telecommunications service company with wireless telephone and wireline telephone operations. Our business development strategy is to expand our existing operations through internal growth and acquisitions.

    United States Cellular Corporation, an over 80%-owned subsidiary of TDS, operates and invests in wireless telephone companies and properties.

    TDS Telecommunications Corporation, a wholly-owned subsidiary of TDS, operates wireline telephone companies.

    TDS is a Delaware corporation that is the successor to Telephone and Data Systems, Inc., an Iowa corporation. In 1998, the Iowa corporation was merged with and into TDS, with TDS surviving the merger as a Delaware corporation. TDS's corporate headquarters are located at 30 N. LaSalle, Suite 4000, Chicago, Illinois 60602, and its telephone number is (312) 630-1900.

USE OF PROCEEDS

    The net proceeds to be received by us from the offering, after deducting underwriting discounts and estimated expenses, are estimated to be approximately $484 million. We expect to use the net proceeds from the offering to repay a portion of our outstanding short-term debt and for other corporate purposes, which may include acquisitions. Until the proceeds are used for these purposes, we may deposit them in interest-bearing accounts or invest them in short-term investment securities.

DESCRIPTION OF THE NOTES

General

    We provide information to you about the Notes in two separate documents:

  •
  the accompanying prospectus and

  •
  this prospectus supplement.

    The following statements about the Notes are summaries and are subject to, and qualified in their entirety by reference to, the prospectus and the Indenture referred to in the prospectus. See "Description of Debt Securities" in the prospectus for additional information concerning the Notes and the Indenture. The following statements, therefore, do not contain all the information that may be important to you. Not all the defined terms used in this prospectus supplement are defined in this prospectus supplement. You should refer to the prospectus or Indenture for the definitions of certain terms.

    Subject to the discussion in this prospectus supplement, the Notes

  •
  will be issued under the Indenture, dated as of November 1, 2001, as amended or supplemented from time to time, between TDS and BNY Midwest Trust Company,

  •
  will be our unsecured and unsubordinated obligations,

  •
  will rank equally and ratably with all of our other existing and future unsecured and unsubordinated indebtedness,

  •
  will mature on December 1, 2041,

  •
  will be issued in minimum denominations of $25 and integral multiples thereof,

  •
  will be redeemable at our option, in whole or in part, at any time on and after, December 5, 2006 at a redemption price equal to 100% of the principal amount redeemed plus accrued and unpaid interest to the redemption date, and

  •
  are expected to be listed on the New York Stock Exchange.

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    Because the Company is a holding company which conducts substantially all of its operations through subsidiaries, the right of the Company, and hence the right of creditors of the Company (including the holders of the Notes), to participate in any distribution of the assets of any subsidiary upon its liquidation or reorganization or otherwise is necessarily subject to the prior claims of creditors of the subsidiary, except to the extent that claims of the Company itself as a creditor of the subsidiary may be recognized.

Quarterly Payments

    Interest on the Notes will accrue from December 5, 2001 at a rate of 7.60% per annum and will be payable initially on January 1, 2002 and thereafter quarterly on January 1, April 1, July 1 and October 1 of each year (each an "Interest Payment Date"). On an Interest Payment Date, interest will be paid to the persons in whose names the Notes were registered as of the record date. With respect to any Interest Payment Date, while the Notes remain in book-entry form the record date will be one Business Day prior to the relevant Interest Payment Date.

    The amount of interest payable for any period will be computed on the basis of twelve 30-day months and a 360-day year. The amount of interest payable for any period shorter than a full quarterly interest period will be computed on the basis of the number of days elapsed in a 90-day quarter of three 30-day months. If any Interest Payment Date falls on a Saturday, Sunday, legal holiday or a day on which banking institutions in the City of New York are authorized by law to close, then payment of interest will be made on the next succeeding business day and no additional interest will accrue because of the delayed payment.

Redemption and Repayment

    The Notes will be redeemable at our option, in whole or in part, at any time on and after December 5, 2006, upon not less than 30 nor more than 60 days notice, at a redemption price equal to 100% of the principal amount redeemed plus accrued and unpaid interest to the redemption date. Additionally, we may at any time repurchase Notes at any price in the open market and may hold, resell or surrender such Notes to the Trustee for cancellation. You will not have the right to require us to repay Notes prior to maturity. The Notes are not subject to any sinking fund provision.

Additional Event of Default

    In addition to the Events of Default described in the prospectus, the terms of the Notes provide the following circumstance will be an Event of Default:

  •
  an event of default occurs under any instrument under which there is outstanding, or by which there may be secured or evidenced, any indebtedness of TDS for money borrowed, other than non-recourse indebtedness, which results in acceleration of, or non-payment at maturity, after giving effect to any applicable grace period, of such indebtedness in an aggregate amount exceeding 2% of TDS's Consolidated Assets, and

  •
  TDS shall have failed to cure such default or to discharge such indebtedness within ten days after notice thereof to TDS by the Trustee or to TDS and the Trustee by the Holders of at least 25% in aggregate principal amount of the Notes then Outstanding.

    Notwithstanding the foregoing, no such Event of Default will exist as long as TDS is contesting any such default or acceleration in good faith and by appropriate proceedings.

Certain Covenants of TDS

    Under the Supplemental Indenture establishing the Notes, TDS has agreed that it will not engage in certain transactions, as described below. Certain capitalized terms used below and in such Supplemental Indenture, not including terms defined in the Indenture, are defined at the end of this section.

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    Limitation on Secured Debt.  TDS will not create or incur any Secured Debt without in either case effectively providing that the Notes, together with, if TDS will so determine, any other Debt of or guaranteed by TDS ranking equally with the Notes, will be secured equally and ratably with or prior to such Secured Debt, with certain stated exceptions.

    These exceptions permit:

  1.
  Secured Debt on acquired property, including Secured Debt:

  a.
  in respect of Liens on property existing at the time such property is acquired by TDS,

  b.
  in respect of Liens created upon or within 270 days following the acquisition or construction of property, including any improvements to existing property, to secure the payment of all or part of the purchase price thereof, or

  c.
  incurred by TDS prior to, at the time of or within 270 days following the acquisition of property which is subject to a related Lien, which Secured Debt is incurred for the purpose of financing all or part of the purchase price thereof.

        In general, this exception applies only to Liens on acquired property, and does not apply to Liens on any other property then owned by TDS.

  2.
  Secured Debt in respect of Liens on acquired property of a Person:

  a.
  existing at the time such Person is merged into or consolidated with TDS or at the time of a sale, lease or other disposition of the properties of a Person as an entirety or substantially as an entirety to TDS,

  b.
  resulting from such merger, consolidation, sale, lease or disposition by virtue of any Lien on property granted by TDS prior to and unrelated to such merger, consolidation, sale, lease or disposition which applies to after-acquired property of TDS, or

  c.
  resulting from such merger, consolidation, sale, lease or disposition pursuant to a Lien or contractual provision granted or entered into by such Person prior to such merger, consolidation, sale, lease or disposition, and not at the request of TDS.

        Any such Lien referred to in clause a does not apply to any property of TDS other than the property subject thereto at the time such Person or properties were acquired and any such Lien referred to in clause b or c does not apply to any property of TDS other than the property so acquired.

  3.
  Liens existing at the date of the Supplemental Indenture.

  4.
  Liens in favor of a government or governmental entity to secure partial progress, advance or other payments, or other obligations, or to secure any Debt incurred for the purpose of financing all or any part of the cost of acquiring, constructing or improving the property subject to such Lien.

  5.
  Liens arising by reason of deposits with, or the giving of any form of security to, any governmental agency or any body created or approved by law or governmental regulation, which Lien is required by law or governmental regulation as a condition to the transaction of any business or the exercise of any privilege, franchise, license or permit.

  6.
  Liens for taxes, assessments or governmental charges or levies not yet delinquent or governmental charges or levies already delinquent, the validity of which charge or levy is being contested in good faith and for which any reserves required in accordance with generally accepted accounting principles have been established.

  7.
  Liens, including judgment liens, arising in connection with legal proceedings so long as such proceeding are being contested in good faith and, in the case of judgement liens, execution

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    thereon is stayed and for which any reserves required in accordance with generally accepted accounting principles have been established.

  8.
  Liens on equity interests of TDS or any subsidiary of TDS in Deutsche Telekom AG, Rural Cellular Corporation, Illuminet Holdings, Inc., Vodafone plc, successors thereto or in any other Person that TDS does not Control.

  9.
  Liens upon or involving any property or assets now owned or from time to time hereafter acquired by U.S. Cellular or any of its subsidiaries related in any way to the ownership by U.S. Cellular or by any of its subsidiaries of wireless telecommunications towers, including, but not limited to, tower structures, land on which towers are located, other real estate associated with such towers, leases for towers or for tower sites, subleases, licenses, co-location arrangements, easements and all other real property and other tangible or intangible assets related thereto.

  10.
  Liens securing indebtedness of TDS or of any of its Subsidiaries to the Rural Electrification Administration, Rural Utility Service, Rural Telephone Bank or the Rural Telephone Finance Cooperative.

  11.
  Liens incurred and deposits made in the ordinary course of business to secure surety and appeal bonds, leases, return-on-money bonds and other similar obligations, exclusive of obligations for the payment of borrowed money.

  12.
  Secured Debt secured by any extension, renewals or replacement of any Liens referred to in the foregoing clauses 1 to 11, inclusive, provided that

  a.
  the principal amount of Secured Debt secured thereby does not exceed the principal amount of such Debt immediately prior to such extension, renewal or replacement, and

  b.
  any Lien created in connection therewith is limited to all or part of the property, plus improvements to such property, which secured the Secured Debt so extended, renewed or replaced.

    The foregoing restrictions do not apply if, immediately after the incurrence of such Secured Debt, giving effect to the application of the proceeds therefrom,

a.
the aggregate principal amount of Secured Debt, other than Secured Debt described in clauses 1 to 12, above, plus

b.
the aggregate amount of Capitalized Rent in respect of Sale and Leaseback Transactions, other than Sale and Leaseback Transactions the proceeds of which are or will be applied as described in clauses 1 to 6 inclusive, under "Limitation on Sale and Leaseback Transactions" below, would not exceed 20% of Consolidated Assets.

    Limitation on Sale and Leaseback Transactions.  TDS will not enter into any Sale and Leaseback Transaction unless immediately after the completion of such Sale and Leaseback Transaction, giving effect to the application of the proceeds therefrom,

    a.
    the aggregate amount of Capitalized Rent in respect of Sale and Leaseback Transactions, other than Sale and Leaseback Transactions described in clauses 1 to 6, inclusive, of the immediately succeeding paragraph, plus

    b.
    the aggregate principal amount of Secured Debt, other than Secured Debt described in clauses 1 to 12, inclusive, under "Limitation on Secured Debt" above, would not exceed 20% of Consolidated Assets.

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        The foregoing restrictions do not apply to, and there will be excluded in computing the aggregate amount of Capitalized Rent for the purpose of such restrictions, the following Sales and Leaseback Transactions:

  1.
  Sale and Leaseback Transactions entered into to finance the payment of all or any part of the purchase price of property acquired or constructed by TDS, including any improvements to existing property, or entered into prior to, at the time of or within 270 days after the acquisition or construction of such property, which Sale and Leaseback Transaction is entered into for the purpose of financing all or part of the purchase or construction price thereof.

        In general, the foregoing exception only applies to the property acquired by TDS and does not apply to any property transferred by TDS to a subsidiary of TDS in contemplation of or in connection with such Sale and Leaseback Transaction.

  2.
  Sale and Leaseback Transactions involving property of a Person existing at the time such Person is merged into or consolidated with TDS or at the time of a sale, lease or other disposition of the properties of a Person as an entirety or substantially as an entirety to TDS.

  3.
  Sale and Leaseback Transactions in which the lessor is a government of governmental entity and which Sale and Leaseback Transaction is entered into to secure partial progress, advance or other payments, or other obligations, pursuant to any contract or statute or to secure any Debt incurred for the purpose of financing all or any part of the cost of constructing or improving the property subject to such Sale and Leaseback Transaction.

  4.
  Sale and Leaseback Transaction involving any property or assets now owned or from time to time hereafter acquired by U.S. Cellular or any of its subsidiaries related in any way to the ownership by U.S. Cellular or by any of its subsidiaries of wireless telecommunications towers, including, but not limited to, tower structures, land on which towers are located, other real estate associated with such towers, leases for towers or for tower sites, subleases, licenses, collocation arrangements, easements and all other real property and other tangible or intangible assets related thereto.

  5.
  Sale and Leaseback Transactions the net proceeds of which are at least equal to the fair value, as determined by the Board of Directors of TDS, of the property leased pursuant to such Sale and Leaseback Transaction, so long as within 270 days of the effective date of such Sale and Leaseback Transaction, TDS applies, or irrevocably commits to an escrow account, an amount equal to the net proceeds of such Sale and Leaseback Transaction to either:

  a.
  the purchase of other property having a fair value at least equal to the fair value of the property leased in such Sale and Leaseback Transaction and having a similar utility and function, or

  b.
  the retirement or repayment, other than any mandatory retirement or repayment at maturity, of

  i.
  Securities,

  ii.
  other Funded Debt of TDS which ranks prior to or on a parity with the Securities, or

  iii.
  indebtedness of any subsidiary of TDS maturing by its terms more than one year from its date of issuance, notwithstanding that any portion of such indebtedness is included in current liabilities, or preferred stock of any subsidiary of TDS, other than any such indebtedness owed to or preferred stock owned by TDS or any subsidiary of TDS.

        In lieu of applying an amount equivalent to all or any part of such net proceeds to such retirement or repayment or committing such an amount to an escrow account for such purpose, TDS may deliver to the Trustee Outstanding Securities and thereby reduce the amount to be applied pursuant to b of this clause 5 by an amount equivalent to the aggregate principal amount of the Securities so delivered.

S–8

  6.
  Sale and Leaseback Transactions involving extensions, renewals or replacements in whole or in part of a lease pursuant to a Sale and Leaseback Transaction referred to in the foregoing clauses 1 to 5, inclusive.

        Any such lease extension, renewal or replacement will be limited to all or any part of the same property leased under the lease so extended, renewed or replaced, plus improvements to such property.

  Certain Definitions.

    "Capital Stock" means and includes any and all shares, interests, participations or other equivalents, however designated, of ownership in a corporation or other Person.

    "Capitalized Rent" means the present value, discounted semi-annually at a discount rate equal to the weighted average rate of interest borne by the Notes then Outstanding, of the total net amount of rent payable for the remaining term of any lease of property by TDS, including any period for which such lease has been extended; except that no such rental obligation will be deemed to be Capitalized Rent unless the lease resulted from a Sale and Leaseback Transaction. The total net amount of rent payable under any lease for any period will be the total amount of the rent payable by the lessee with respect to such period but will not include amounts required to be paid on account of maintenance and repairs, insurance, taxes, assessments, water rates, sewer rates and similar charges.

    "Consolidated Assets" means the gross assets, as defined by generally accepted accounting principles, of TDS and its Subsidiaries determined on a consolidated basis at the end of TDS's then most recently reported fiscal year or quarter, as the case may be, including minority interests of Subsidiaries.

    "Debt" means with respect to a Person all obligations of such Person for borrowed money and all such obligations of any other Person for borrowed money guaranteed by such Person.

    "Funded Debt" means any Debt maturing by its terms more than one year from its date of issuance, notwithstanding that any portion of such Debt is included in current liabilities.

    "Lien" means any mortgage, pledge, security interest, lien, charge or other encumbrance.

    "property" means any directly-held interest of a Person in any kind of property or asset whether real, personal or mixed and whether tangible or intangible, and includes Capital Stock of a subsidiary or other Person.

    "Sale and Leaseback Transaction" means any arrangement with any Person other than a Tax Consolidated Subsidiary providing for the leasing, as lessee, by TDS of any property, except for temporary leases for a term, including any renewal thereof, of not more than three years, provided that any such temporary lease may be for a term of up to five years if

  a.
  the Board of Directors of TDS reasonably finds such term to be in the best interest of TDS and

  b.
  the primary purpose of the transaction of which such lease is a part is not to provide funds to or financing for TDS, which property has been or is to be sold or transferred by TDS

  i.
  to any subsidiary of TDS in contemplation of or in connection with such arrangement or

  ii.
  to such other Person.

    "Secured Debt" means Debt of TDS secured by any Lien on property, including Capital Stock or indebtedness of subsidiaries of TDS, owned by TDS.

    "Subsidiary" means a Person which is consolidated with TDS in accordance with generally accepted accounting principles.

    "Tax Consolidated Subsidiary" means a subsidiary of TDS with which, at the time a Sale and Leaseback Transaction is entered into by TDS, TDS would be entitled to file a consolidated federal income tax return.

S–9

    The Company currently has approximately $300 million of senior notes outstanding, which we refer to as the outstanding notes, which have the benefit of covenants limiting secured debt and sale and leaseback transactions similar to, but more restrictive than, the limitations on secured debt and sale and leaseback transactions described below. In the event the Company incurs secured debt or enters into a sale and leaseback transaction that is excepted from the covenant protection provided to the holders of the Notes but not the holders of the outstanding notes, the Notes may become effectively subordinated to the claims of the holders of the outstanding notes up to the value of the assets subject to the lien or sale and leaseback transaction.

Trading Characteristics

    We expect the Notes to trade at a price that takes into account the value, if any, of accrued and unpaid interest. This means that purchasers will not pay, and sellers will not receive, accrued and unpaid interest on the Notes that is not included in their trading price. Any portion of the trading price of a note that is attributable to accrued and unpaid interest will be treated as a payment of interest for U.S. federal income tax purposes and will not be treated as part of the amount realized for purposes of determining gain or loss on the disposition of the Notes. See generally "Material Federal Income Tax Consequences" below.

Book-Entry Only

    The Notes will be issued only in book-entry form through the facilities of The Depository Trust Company (the "Depository") and will be in denominations of $25 and integral multiples thereof. The Notes will be represented by a Global Security ("Global Security") and will be registered in the name of a nominee of the Depository. The Depository has advised us that it is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code, and a "clearing agency" registered pursuant to the provisions of section 17A of the Securities Exchange Act of 1934, as amended. The Depository holds securities that its participants deposit with the Depository. The Depository also facilitates the settlement among its participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in its participants' accounts. By doing so, the Depository eliminates the need for physical movement of securities. The Depository's participants include securities brokers and dealers (including the underwriters), banks, trust companies, clearing corporations, and certain other organizations, some of which own the Depository. The Depository is also owned by the New York Stock Exchange, Inc., the American Stock Exchange, Inc., and the National Association of Securities Dealers, Inc. Access to the Depository's system is also available to others such as securities brokers and dealers, banks and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly. Persons who are not participants may beneficially own securities held by the Depository only through participants. The rules applicable to the Depository and its participants are on file with the Securities and Exchange Commission.

    Upon the issuance of the Global Security, the Depository will credit its participants' accounts on its book-entry registration and transfer system with their respective principal amounts of the Notes represented by such Global Security. The underwriters designate which participants' accounts will be credited. The only persons who may own beneficial interests in the Global Security will be the Depository's participants or persons that hold interests through such participants. Ownership of beneficial interests in such Global Security will be shown on, and the transfer of that ownership will be effected only through, records maintained by the Depository or its nominee (with respect to interests of its participants), and on the records of its participants (with respect to interests of persons other than such participants). The laws of some jurisdictions may require that certain purchasers of securities take physical delivery of such securities in definitive form. Such limits and laws may impair your ability to transfer your interest in the Notes.

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    So long as the Depository or its nominee is the registered owner of the Global Security, the Depository or such nominee, as the case may be, will be considered the sole owner or holder of the Notes represented by such Global Security for all purposes under the Indenture. Except as provided below or as we may otherwise agree in our sole discretion, owners of beneficial interests in a Global Security will not be entitled to have Notes represented by such Global Security registered in their names, will not receive or be entitled to receive physical delivery of Notes in definitive form and will not be considered the owners or holders thereof under the Indenture.

    Principal and interest payments on Notes registered in the name of the Depository or its nominee will be made to the Depository or its nominee, as the case may be, as the registered owner of the Global Security representing such Notes. None of TDS, the Trustee, any paying agent or the registrar for the Notes will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial interests in such Global Security for such Notes or for maintaining, supervising or reviewing any records relating to such beneficial interests.

    We expect that the Depository for the Notes or its nominee, upon receipt of any payment of principal or interest, will credit immediately its participants accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of the Global Security for such Notes as shown on the records of the Depository or its nominee. We also expect that payments by such participants to owners of beneficial interests in such Global Security held through such participants will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers in bearer form or registered in "street name" (i.e., the name of a securities broker or dealer). Such payments will be the responsibility of such participants.

Transfer Agent and Paying Agent

    BNY Midwest Trust Company is the transfer agent and paying agent for the Notes. Payment of principal and interest will be payable, and the Notes, if in definitive form, will be transferable, at the office of the paying agent. We may, however, pay interest by wire transfer or check mailed to registered holders of the Notes. At the maturity of the Notes, the principal, together with accrued interest thereon, will be payable in immediately available funds upon surrender of such Notes at the office of the Trustee. For so long as the Notes are represented by Global Securities, we will make payments of interest to the Depository or its nominees, as the case may be, which will distribute payments to its beneficial holders in accordance with its customary procedures.

MATERIAL FEDERAL INCOME TAX CONSEQUENCES

    The following is a summary of the material United States federal income tax consequences of the purchase, ownership and disposition of the Notes. It deals only with original purchasers that acquire and hold the Notes as capital assets and does not deal with special situations, such as those of dealers in securities or currencies, financial institutions, life insurance companies, persons holding the Notes as a part of a hedging or conversion transaction or a straddle, or investors whose "functional currency" is not the United States dollar. This summary is based on the Internal Revenue Code of 1986, as amended (the "Code"), administrative pronouncements, judicial decisions and Treasury Regulations, changes to any of which subsequent to the date of this prospectus supplement may affect the tax consequences described herein, possibly with retroactive effect. Persons considering the purchase of Notes should consult their own tax advisors concerning the federal income tax consequences of holding the Notes in light of their particular situations as well as any consequences arising under the laws of any other taxing jurisdiction.

    As used herein, the term "U.S. Holder" means a beneficial owner of a Note who or which is, for United States federal income tax purposes

  •
  a citizen or resident of the United States
  •
  a corporation or partnership created or organized in or under the laws of the United States or any state thereof (including the District of Columbia), or

S–11

  •
  an estate or trust treated as a United States person under section 7701(a)(30) of the Code.

    The term "Non-U.S. Holder" means any beneficial owner of a Note that is not a U.S. Holder.

U.S. Holders

  Interest

    Interest on the Notes will be taxed to a U.S. Holder as ordinary interest income at the time it accrues or is received, in accordance with the U.S. Holder's regular method of accounting for federal income tax purposes.

  Disposition of Notes

    A U.S. Holder who disposes of a Note by sale, exchange for other property, or payment by us, will recognize taxable gain or loss equal to the difference between the amount realized on the sale or other disposition (not including any amount attributable to accrued but unpaid interest) and the U.S. Holder's adjusted tax basis in the Note. Any amount attributable to accrued but unpaid interest will be treated as a payment of interest and taxed in the manner described above under "—Interest". In general, the U.S. Holder's adjusted tax basis in a Note will be equal to the initial purchase price.

    Gain or loss realized on the sale, exchange or retirement of a Note generally will be capital gain or loss, and will be long-term capital gain or loss if at the time of sale, exchange or retirement the Note has been held for more than one year. For individuals, the excess of net long-term capital gains over net short-term capital losses generally is taxed at a lower rate than ordinary income. The distinction between capital gain or loss and ordinary income or loss is also relevant for purposes of, among other things, limitations on the deductibility of capital losses.

Non-U.S. Holders

    Subject to the discussion below concerning backup withholding, payments of principal of, and interest on, the Notes by us or any paying agent to a Non-U.S. Holder generally will not be subject to the withholding of federal income tax, provided that, in the case of interest,

  •
  the Non-U.S. Holder does not own, actually or constructively, 10% or more of the total combined voting power of all classes of our stock entitled to vote,
  •
  the Non-U.S. Holder is not, for federal income tax purposes, a controlled foreign corporation related, directly or indirectly, to us through stock ownership,
  •
  the Non-U.S. Holder is not a bank receiving interest described in section 881(c)(3)(A) of the Code, and
  •
  the certification requirements under section 871(h) or section 881(c) of the Code and Treasury Regulations thereunder, summarized below, are met.

    The Internal Revenue Service has identified lengthy maturity, together with other factors, as tending to show that an instrument denominated as debt should be treated as other than debt for federal income tax purposes. The Company does not believe that the Internal Revenue Service would contend that the Notes are not debt, because no such other factors are present. If, notwithstanding this belief, the Internal Revenue Service were to contend successfully that the Notes are not debt, interest on the Notes generally would be treated as dividends, hence subject to withholding of federal income tax at the rate of 30%, which rate could be reduced by applicable tax treaty.

    A Non-U.S. Holder generally will not be subject to federal income tax on gain realized on the sale, exchange or other disposition of a Note unless

  •
  such Non-U.S. Holder is an individual who is present in the United States for 183 days or more in the taxable year of disposition, and certain conditions are met, or
  •
  such gain is effectively connected with the conduct by such Non-U.S. Holder of a trade or business within the United States.

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    Sections 871(h) and 881(c) of the Code and Treasury Regulations thereunder require that, in order to obtain the exemption from withholding described above,

  •
  the beneficial owner of the Note must certify, under penalties of perjury, to us or the paying agent, as the case may be, that such owner is a Non-U.S. Holder and must provide its name and address, and United States taxpayer identification number, if any,
  •
  a securities clearing organization, bank or other financial institution that holds customers' securities in the ordinary course of its trade or business and holds the Note on behalf of the beneficial owner must certify, under penalties of perjury, to us or the paying agent, as the case may be, that it or another such financial institution between it and the beneficial owner has received such certification from the beneficial owner and must furnish us or the paying agent, as the case may be, with a copy thereof, or
  •
  the Non-U.S. Holder must provide such certification to a "qualified intermediary" or a "withholding foreign partnership" and certain other conditions must be met.

    A Non-U.S. Holder may give the certification described above on IRS Form W-8BEN, which generally is effective for the remainder of the year of signature plus three full calendar years, unless a change in circumstances makes any information on the form incorrect. Special rules apply to Non-U.S. Holders that are foreign partnerships. In general, the foreign partnership will be required to provide a properly executed IRS Form W-8IMY and attach thereto an appropriate certification by each partner.

    If a Non-U.S. Holder is engaged in a trade or business in the United States, and if interest on a Note, or gain realized on the sale, exchange or other disposition of a Note, is effectively connected with the conduct of such trade or business, the Non-U.S. Holder, although exempt from the withholding of federal income tax, will generally be subject to regular federal income tax on such interest or gain in the same manner as if he or she were a U.S. Holder. In lieu of the certificate described in the preceding paragraph, such a Non-U.S. Holder will be required to provide us or the paying agent, as the case may be, with a properly executed IRS Form W-8ECI in order to claim an exemption from withholding. In addition, if such Non-U.S. Holder is a foreign corporation, it may be subject to a branch profits tax equal to 30%, or such lower rate as may be provided by an applicable treaty, of its effectively connected earnings and profits for the taxable year, subject to certain adjustments.

Backup Withholding and Information Reporting

    Information reporting requirements apply to interest and principal payments made to, and to the proceeds of sales before maturity by, certain noncorporate U.S. Holders. In addition, backup withholding applies to a noncorporate U.S. Holder if

  •
  the U.S. Holder fails to furnish his or her taxpayer identification number, which, for an individual, would be his or her Social Security Number, to the payor in the manner required,
  •
  the U.S. Holder furnishes an incorrect taxpayer identification number and the payor is so notified by the Internal Revenue Service,
  •
  the payor is notified by the Internal Revenue Service that the U.S. Holder has failed properly to report payments of interest and dividends, or
  •
  in certain circumstances, the U.S. Holder fails to certify, under penalties of perjury, that he or she has not been notified by the Internal Revenue Service that it is subject to backup withholding for failure properly to report interest and dividend payments.

    The current rate of backup withholding is 30.5% of the amount paid, which is scheduled to be reduced in increments to 28% in 2006. Backup withholding does not apply with respect to payments made to certain exempt recipients, such as corporations, within the meaning of section 7701(a) of the Code, and tax-exempt organizations.

    Backup withholding and information reporting will not apply to

  •
  payments to a Non-U.S. Holder of principal of, or interest on, a Note, or

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  •
  payments to a Non-U.S. Holder on the sale, exchange or other disposition of a Note,

    in each case if the Non-U.S. Holder establishes an exemption from the withholding of federal income tax. In addition, unless the payor has actual knowledge that the payee is a U.S. Holder, backup withholding will not apply to

  •
  payments of principal of, or interest on, a Note made outside the United States to certain offshore accounts, or
  •
  payments on the sale, exchange, redemption, retirement or other disposition of a Note effected outside the United States.

    However, information reporting (but not backup withholding) may apply to payments made by a payor outside the United States, and payments on the sale, exchange, redemption, retirement or other disposition of a Note effected outside the United States, if payment is made by a payor that is, for federal income tax purposes,

  •
  a United States person,
  •
  a controlled foreign corporation,
  •
  a United States branch of a foreign bank or foreign insurance company,
  •
  a foreign partnership controlled by United States persons or engaged in a United States trade or business, or
  •
  a foreign person, 50% or more of whose gross income is effectively connected with the conduct of a United States trade or business for a specified three-year period,

    unless such payor has in its records documentary evidence that the beneficial owner is not a U.S. Holder and certain other conditions are met or the beneficial owner otherwise establishes an exemption.

    Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against the U.S. Holder's or Non-U.S. Holder's federal income tax liability, provided the required information is furnished to the Internal Revenue Service.

    THE UNITED STATES FEDERAL INCOME TAX DISCUSSION SET FORTH ABOVE IS INCLUDED FOR GENERAL INFORMATION ONLY AND MAY NOT BE APPLICABLE DEPENDING UPON A HOLDER'S PARTICULAR SITUATION. PROSPECTIVE PURCHASERS OF THE NOTES SHOULD CONSULT THEIR OWN TAX ADVISORS WITH RESPECT TO THE TAX CONSEQUENCES TO THEM OF THE OWNERSHIP AND DISPOSITION OF NOTES, INCLUDING THE TAX CONSEQUENCES UNDER STATE, LOCAL, FOREIGN AND OTHER TAX LAWS AND THE POSSIBLE EFFECTS OF CHANGES IN UNITED STATES OR OTHER TAX LAWS.

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UNDERWRITING

    Merrill Lynch, Pierce, Fenner & Smith Incorporated and Salomon Smith Barney Inc. are acting as representatives of the underwriters named below.

    Subject to the terms and conditions in the underwriting agreement dated the date of this prospectus supplement, each underwriter named below has agreed to purchase, and we have agreed to sell to that underwriter, the principal amount of Notes set forth opposite the underwriter's name.

Underwriters	Principal Amount of Notes
Merrill Lynch, Pierce, Fenner & Smith Incorporated	$51,000,000
Salomon Smith Barney Inc.	51,000,000
A.G. Edwards & Sons, Inc.	50,000,000
Credit Suisse First Boston Corporation	50,000,000
Morgan Stanley & Co. Incorporated	50,000,000
Prudential Securities Incorporated	50,000,000
UBS Warburg LLC	50,000,000
First Union Securities, Inc.	50,000,000
ABN Amro Incorporated	10,000,000
Quick & Reilly, Inc.	10,000,000
TD Securities (USA) Inc.	10,000,000
Tokyo-Mitsubishi International plc	10,000,000
Bank of America Securities LLC	2,500,000
BB&T Capital Markets, a Division of Scott & Stringfellow	2,500,000
Bear, Stearns & Co. Inc.	2,500,000
Charles Schwab & Co., Inc.	2,500,000
CIBC World Markets Corp.	2,500,000
Deutsche Bank Alex. Brown Inc.	2,500,000
H&R BLOCK Financial Advisors, Inc.	2,500,000
HSBC Securities (USA) Inc.	2,500,000
J.P. Morgan Securities Inc.	2,500,000
Legg Mason Wood Walker, Inc.	2,500,000
Loop Capital Markets, LLC	2,500,000
McDonald Investments Inc., a KeyCorp Company	2,500,000
Raymond James & Associates, Inc.	2,500,000
RBC Dain Rauscher Inc.	2,500,000
Tucker Anthony Incorporated	2,500,000
US Bancorp Piper Jaffray Inc.	2,500,000
Advest Inc.	750,000
BNY Capital Markets, Inc.	750,000

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Banc One Capital Markets, Inc.	$750,000
BNP Paribas Securities Corp.	750,000
Crowell Weedon & Co.	750,000
D.A. Davidson & Co.	750,000
Davenport & Company LLC	750,000
Fahenstock & Co. Inc.	750,000
Gibraltar Securities Co.	750,000
Gruntal & Co. LLC	750,000
J.J.B Hilliard, W.L. Lyons, Inc.	750,000
Janney Montgomery Scott LLC	750,000
Mesirow Financial, Inc.	750,000
Mizuho International plc	750,000
Morgan Keegan & Company, Inc.	750,000
Parker/Hunter Incorporated	750,000
Robert W. Baird & Co. Incorporated	750,000
Southwest Securities, Inc.	750,000
Stifel, Nicolaus & Company, Incorporated	750,000
Sumitomo Finance International plc	750,000
Suntrust Capital Markets, Inc.	750,000
Wedbush Morgan Securities, Inc.	750,000
Wells Fargo Van Kasper, LLC	750,000
William Blair & Company	750,000

Total	$500,000,000

    The underwriting agreement provides that the obligations of the underwriters to purchase the Notes included in this offering are subject to approval of legal matters by counsel and to other conditions. The underwriters are obligated to purchase all the Notes if they purchase any of the Notes.

    The underwriters propose to offer some of the Notes directly to the public at the public offering price set forth on the cover page of this prospectus supplement and some of the Notes to dealers at the public offering price less a concession not to exceed $0.50 per $25 note. The underwriters may allow, and dealers may reallow, a concession not to exceed $0.45 per $25 note on sales to other dealers. After the initial offering of the Notes to the public, the representatives may change the public offering price and concessions.

    The amount of the underwriting discounts and commissions (expressed as a percentage of the principal amount of the Notes) to be paid by us to the underwriters in connection with this offering is 3.15%.

    Prior to this offering, there has been no public market for the Notes. We intend to list the Notes on the New York Stock Exchange, and we expect trading in the Notes on the New York Stock Exchange to begin within 30 days after the original issue date. In order to meet one of the

S–16

requirements for listing the Notes, the underwriters will undertake to sell the Notes to a minimum of 400 beneficial holders.

    The Notes are a new issue of securities with no established trading market. The underwriters have advised us that they intend to make a market in the Notes but are not obligated to do so and may discontinue market making at any time without notice. Neither we nor the underwriters can assure you that the trading market for the Notes will be liquid.

    In connection with this offering, Merrill Lynch, Pierce Fenner & Smith Incorporated or Salomon Smith Barney Inc., on behalf of the underwriters, may purchase and sell Notes in the open market. These transactions may include over-allotment, syndicate covering transactions and stabilizing transactions. Over-allotment involves syndicate sales of Notes in excess of the principal amount of Notes to be purchased by the underwriters in the offering, which creates a syndicate short position. Syndicate covering transactions involve purchase of the Notes in the open market after the distribution has been completed in order to cover syndicate short positions. Stabilizing transactions consist of certain bids or purchases of Notes made for the purpose of preventing or retarding a decline in the market price of the Notes while the offering is in progress.

    The underwriters also may impose a penalty bid. Penalty bids permit the underwriters to reclaim a selling concession from a syndicate member when Merrill Lynch, Pierce Fenner & Smith Incorporated or Salomon Smith Barney Inc., in covering syndicate short positions or making stabilizing purchases, repurchase Notes originally sold by that syndicate member.

    Any of these activities may have the effect of preventing or retarding a decline in the market price of the Notes. They may also cause the price of the Notes to be higher than the price that otherwise would exist in the open market in the absence of these transactions. The underwriters may conduct these transactions on the New York Stock Exchange, in the over-the-counter market or otherwise. If the underwriters commence any of these transactions, they may discontinue them at any time.

    We estimate that our total expenses for this offering will be approximately $360,000.

    The underwriters have performed investment banking and advisory services for us from time to time for which they have received customary fees and expenses. The underwriters may, from time to time, engage in transactions with and perform services for us in the ordinary course of their business. In addition, certain underwriters or their affiliates may provide credit to us as lenders.

    We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act of 1933, or to contribute to payments the underwriters may be required to make because of any of these liabilities.

    It is expected that delivery of the Notes will be made on or about the date specified on the cover page of this prospectus supplement, which will be the fifth business day following the date of this prospectus supplement. Under Rule 15c6-1 of the SEC under the Exchange Act, trades in the secondary market generally are required to settle in three business days, unless the parties to any such trade expressly agree otherwise. Accordingly, the purchasers who wish to trade Notes on the date of this prospectus supplement or the next succeeding business day will be required to specify an alternate settlement cycle at the time of any such trade to prevent failed settlement. Purchasers of Notes who wish to trade Notes on the date of this prospectus supplement or the next succeeding business day should consult their own advisors.

    First Union Securities, Inc. is an indirect, wholly-owned subsidiary of Wachovia Corporation. Wachovia Corporation conducts its investment banking, institutional, and capital markets businesses through its various bank, broker-dealer and non-bank subsidiaries under the trade name of Wachovia Securities. Any references to Wachovia Securities, however, do not include Wachovia Securities, Inc.,

S–17

member NASD/SIPC a separate broker-dealer subsidiary of Wachovia Corporation and sister affiliate of First Union Securities, Inc.

LEGAL MATTERS

    The validity of the Notes offered hereby will be passed upon for the Company by Sidley Austin Brown & Wood, Chicago, Illinois, and certain legal matters will be passed upon for the Underwriters by Mayer, Brown & Platt, Chicago, Illinois. The Company is controlled by a voting trust. Walter C.D. Carlson, a trustee and beneficiary of the voting trust and a director of the Company and certain subsidiaries of the Company, Michael G. Hron, the General Counsel and an Assistant Secretary of the Company and certain subsidiaries of the Company, William S. DeCarlo, the Assistant General Counsel and an Assistant Secretary of the Company and certain subsidiaries of the Company, and Stephen P. Fitzell, the Assistant General Counsel and an Assistant Secretary of certain subsidiaries of the Company, are partners of Sidley Austin Brown & Wood. Mayer, Brown & Platt from time to time acts as counsel in certain matters for the Company. Debora de Hoyos, wife of Walter C. D. Carlson, is a partner of Mayer, Brown & Platt.

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Telephone and Data Systems, Inc.
Debt Securities

    We may use this prospectus from time to time to offer, on a delayed or periodic basis, debt securities consisting of debentures, notes, bonds and/or other evidences of indebtedness. The aggregate initial offering price of all securities will not exceed U.S. $1,000,000,000 or its equivalent in any other currency or units based on or relating to foreign currencies. We may offer debt securities in one or more series in amounts, at prices and on terms to be determined at the time of sale. The accompanying Prospectus Supplement sets forth the following information about offered securities: the specific designation, aggregate principal amount, currency denomination, maturity, interest rate—which may be fixed or variable, time of payment of interest, if any, any terms for redemption at our option or the holder's option, any terms for sinking fund payments, whether such securities are exchangeable into other securities, the initial public offering price and any other terms of the securities and the offering.

    Securities issued under the Indenture described in this Prospectus are expected to be unsecured and to rank pari passu with all of our other unsecured and unsubordinated indebtedness. As described in this Prospectus, any subordinated debt securities would be issued under a separate indenture.

    The debt securities are expected to be issued only in registered form. All or a portion of the debt securities of any series may be issued to a depository as a global security and may be exchangeable for physical securities only under limited conditions.

    We may sell securities to or through underwriters or dealers, and also may sell securities to other purchasers directly or through agents. The accompanying Prospectus Supplement sets forth the names of any underwriters, dealers or agents involved in the sale of the debt securities offered hereby, the principal amounts, if any, to be purchased by underwriters and the compensation of such underwriters, dealers or agents.

    Our Common Shares are listed for trading on the American Stock Exchange under the symbol "TDS". The relevant Prospectus Supplement will contain information, if applicable, as to whether the debt securities offered will be listed for trading on the American Stock Exchange or on any other securities exchange or other market.

    Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or has passed upon the accuracy or adequacy of this Prospectus. Any representation to the contrary is a criminal offense.

The date of this Prospectus is November 28, 2001

FORWARD LOOKING STATEMENTS

    This Prospectus and the documents incorporated by reference herein contain statements that are not based on historical fact, including the words "believes," "anticipates," "intends," "expects," and similar words. These statements constitute "forward-looking" statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, events or developments to be significantly different from any future results, events or developments expressed or implied by such forward-looking statements. Such factors include:

  •
  general economic and business conditions, both nationally and in the regions in which TDS operates,

  •
  technology changes,

  •
  competition,

  •
  changes in governmental regulations,

  •
  changes in investments,

  •
  pending and future litigation,

  •
  changes in growth in cellular customers, penetration rates, churn rates, roaming rates and the mix of products and services offered in our markets,

  •
  acquisition/divestiture of properties and/or licenses,

  •
  changes in growth of ILEC and CLEC customers, churn rates and mix of products and services offered in ILEC and CLEC markets and

  •
  other factors described or incorporated in this Prospectus.

    Investors are encouraged to consider these and other risks and uncertainties that are discussed in documents filed by TDS with the Securities and Exchange Commission and incorporated by reference herein.

WHERE YOU CAN FIND MORE INFORMATION

    Our Common Shares are listed for trading on the American Stock Exchange under the symbol "TDS". As a result, we file reports, proxy statements and other information with the Securities and Exchange Commission ("SEC"). You may inspect and copy such reports, proxy statements and other information at the public reference facilities maintained by the SEC at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information. Such materials also may be accessed electronically by means of the SEC's web site at http://www.sec.gov.

    We filed a Registration Statement related to the offering described in this Prospectus. As allowed by SEC rules, this Prospectus does not contain all of the information which you can find in the Registration Statement. You are referred to the Registration Statement and the Exhibits thereto for further information. This document is qualified in its entirely by such other information.

    The SEC allows us to "incorporate by reference" information into this Prospectus, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this Prospectus, except for any information superseded by information in this Prospectus.

    This Prospectus incorporates by reference the documents set forth below that have been previously filed with the SEC. These documents contain important information about our business and finances.

  1.
  TDS's Annual Report on Form 10-K for the year ended December 31, 2000.

  2.
  TDS's Quarterly Reports on Form 10-Q for the quarters ended March 31, June 30 and September 30, 2001.

  3.
  TDS's Current Reports on Form 8-K filed on January 25, February 2, June 5, June 19, June 22, and November 28, 2001.

    This Prospectus also incorporates by reference additional documents that may be filed by us with the SEC between the date of this Prospectus and the date our offering is completed.

    You may obtain copies of such documents which are incorporated by reference in this Prospectus (other than exhibits thereto which are not specifically incorporated by reference herein), without charge, upon written or oral request to Investor Relations, Telephone and Data Systems, Inc., 30 N. LaSalle Street, Suite 4000, Chicago, IL 60602, (312) 630-1900. In order to ensure delivery of documents, any request therefor should be made not later than five business days prior to making an investment decision.

    You should rely only on the information contained or incorporated by reference in this Prospectus. We have not authorized anyone to provide you with information that is different from what is contained in this Prospectus. You should not assume that the information contained in this Prospectus is accurate as of any date other than the date of such Prospectus, and neither the mailing of this Prospectus to shareholders nor the issuance of any securities hereunder shall create any implication to the contrary. This Prospectus does not offer to buy or sell securities in any jurisdiction where it is unlawful to do so.

SUMMARY

    This summary highlights selected information from this document and does not contain all of the information that is important to you. You should carefully read this entire document and the documents incorporated by reference in this document. See "Where You Can Find More Information."

TDS

    TDS is a diversified telecommunications service company that provides high-quality telecommunications services to more than four million wireless telephone and wireline telephone customers. TDS's business development strategy is to expand its existing operations through internal growth and acquisitions. The address of TDS is 30 North LaSalle Street, Suite 4000, Chicago, Illinois 60602; and its telephone number is (312) 630-1900.

The Securities We May Offer

    We may offer from time to time, on a delayed or continuous basis, up to $1,000,000,000 in debt securities consisting of debentures, notes, bonds and/or other evidences of indebtedness. This Prospectus describes the general terms of the debt securities that we may offer under the terms of the Indenture which has been filed as an exhibit to the registration statement of which this Prospectus is a part.

Rank of Securities

    Securities issued under the Indenture described in this Prospectus are expected to be unsecured and to rank pari passu with all other unsecured and unsubordinated indebtedness of TDS. Any subordinated debt securities would be issued under a separate indenture which would be filed as an exhibit to a post-effective amendment to the registration statement of which this Prospectus is a part and described in a Prospectus Supplement.

Designation and Specific Terms of Series of Securities

    The accompanying Prospectus Supplement sets forth the following information about offered securities: the specific designation, aggregate principal amount, currency denomination, maturity, interest rate—which may be fixed or variable, time of payment of interest, if any, any terms for redemption at our option or the holder's option, any terms for sinking fund payments, whether such securities are exchangeable into other securities, the initial public offering price and any other terms of the securities and the offering.

TDS

    TDS is a diversified telecommunications service company with wireless telephone and wireline telephone operations. Our business development strategy is to expand our existing operations through internal growth and acquisitions.

    United States Cellular Corporation, an over 80%-owned subsidiary of TDS, operates and invests in wireless telephone companies and properties.

    TDS Telecommunications Corporation, a wholly-owned subsidiary of TDS, operates wireline telephone companies.

    TDS is a Delaware corporation that is the successor to Telephone and Data Systems, Inc., an Iowa corporation. In 1998, the Iowa corporation was merged with and into TDS, with TDS surviving the merger as a Delaware corporation. TDS's corporate headquarters are located at 30 N. LaSalle, Suite 4000, Chicago, Illinois 60602, and its telephone number is (312) 630-1900.

    For current selected financial information, cash dividends paid and other information about TDS, see the TDS Annual Report on Form 10-K for the most recent fiscal year, which includes certain portions of the TDS Annual Report to Shareholders, as incorporated by reference herein. See "Where You Can Find More Information" above.

USE OF PROCEEDS

    Unless otherwise indicated in the Prospectus Supplement, the net proceeds to be received by TDS from the sale of debt securities offered by this Prospectus will be used by us principally in connection with our acquisition, construction and development programs, including reduction of short-term debt incurred in connection therewith, and may also be used for working capital, to reduce existing long-term debt, to provide additional investments in our subsidiaries, and for other corporate purposes. Until the proceeds are used for these purposes, we may deposit them in interest-bearing accounts or invest them in short-term investment securities.

CONSOLIDATED RATIO OF EARNINGS TO FIXED CHARGES

    The following table sets forth our historical ratios of earnings to fixed charges for each of the years ended December 31, 2000 through 1996 and for the nine months ended September 30, 2001.

Nine Months Ended September 30,	Year Ended December 31,
2001(1)	2000	1999	1998	1997	1996
(2.53)	3.39	5.27	3.60	2.72	4.05

(1)
The dollar amount of the deficiency resulting in a negative ratio is $388.2 million. In the first nine months of 2001, TDS recognized a pre-tax loss of $644.9 million as a result of the conversion of its investment in common stock of VoiceStream Wireless Corporation into shares to Deutsche Telekom shares and cash pursuant to a merger of VoiceStream and Deutsche Telekom. This loss was the result of a decline in the market price of VoiceStream common stock between the time TDS acquired such stock on May 4, 2000 and the date of the merger of May 31, 2001. Excluding this amount, the ratio of earnings to fixed charges for the nine months ended September 30, 2001 would be 3.33.

    For purposes of calculating this ratio, earnings consist of net income from continuing operations plus income taxes from continuing operations, fixed charges from continuing operations, estimated interest portion of rentals, distributions from minority investments and amortization of non-utility capitalized interest, less equity in undistributed earnings of unconsolidated investments, minority interest in pretax income of subsidiaries that have not incurred fixed charges and non-utility capitalized interest. Fixed charges consist of interest expense, estimated interest portion of rentals and preferred dividend requirements.

DESCRIPTION OF DEBT SECURITIES

    We expect to issue the debt securities under an Indenture to be entered into between TDS and BNY Midwest Trust Company, as Trustee, the form of which has been filed as an exhibit to the registration statement of which this Prospectus is a part. Any subordinated debt securities would be issued under a separate indenture which would be filed as an exhibit to the registration statement by post-effective amendment and would be described in a Prospectus Supplement. The following is a summary of the material terms of the Indenture relating to unsubordinated debt securities.

    The statements contained in this prospectus relating to the Indenture and the debt securities we may issue are summaries and are subject to, and are qualified in their entirety by reference to, all provisions of the Indenture (including those terms made a part of the Indenture by reference to the Trust Indenture Act of 1939) and the other instruments defining the rights of holders of specific debt securities to be filed with the SEC at the time that such debt securities are issued. You should read the Indenture and such other documents for information that may be important to you before you buy any debt securities.

General

    The debt securities that we may issue under the Indenture include debentures, notes, bonds and other evidences of indebtedness.

    The Indenture does not limit the aggregate principal amount of securities, secured or unsecured, which we may issue under the Indenture or otherwise.

    We may issue debt securities under the Indenture from time to time in one or more series or tranches thereof, as authorized by a resolution of our board of directors and as set forth in a company order or one or more supplemental indentures creating such series.

    Unless otherwise indicated in the applicable Prospectus Supplement, the Indenture also permits us to increase the principal amount of any series of securities previously issued and to issue such increased principal amount.

    The securities may be denominated and payable in foreign currencies or units based on or relating to foreign currencies.

    We will describe any special United States federal income tax considerations applicable to the securities in the Prospectus Supplement relating to those securities.

    Debt securities issued under the Indenture are expected to be unsecured obligations of TDS and to rank pari passu with all other unsecured debt of TDS, except debt that by its terms is subordinated to the unsecured debt of TDS.

    However, TDS is a holding company. As a result, the right of TDS, and hence the right of the creditors of TDS, including the holders of securities, to participate in any distribution of the assets of any subsidiary upon its liquidation or reorganization or otherwise is subject to the prior claims of creditors of such subsidiary, except to the extent that claims of TDS as a creditor of such subsidiary may be recognized.

    The ability of TDS to make payments of principal and interest on the debt securities will be dependent upon the payment to it by its subsidiaries of dividends, loans or advances. As described in the notes to the TDS financial statements incorporated by reference in this Prospectus, such payments by TDS's regulated telephone company subsidiaries are subject to legal and contractual restrictions, primarily contained in the mortgages granted by certain such subsidiaries to the Rural Utilities Service.

    There is no restriction in the Indenture against TDS or its subsidiaries incurring secured or unsecured indebtedness or issuing secured or unsecured securities.

    The debt securities will be our direct obligations and may include debentures, notes, bonds and/or other evidences of indebtedness.

    The Indenture is subject to, and governed by, the Trust Indenture Act of 1939, as amended.

Designation of Terms of Securities

    We will execute a company order and/or a supplemental indenture relating to a particular series of debt securities if and when we issue any debt securities.

    We will describe the particular terms of each series of debt securities in a Prospectus Supplement relating to that series.

    We can issue these securities in one or more series with the same or various maturities, at par, at a premium, or at a discount.

    We will set forth in a Prospectus Supplement relating to any series of debt securities being offered, the aggregate principal amount and the following terms of the debt securities:

  •
  the title and designation of such debt securities and series;

  •
  any limitations on the aggregate principal amount of the debt securities of any series;

  •
  the stated maturity or maturities of such series;

  •
  the date or dates from which interest will accrue, the interest payment dates on which such interest will be payable or the manner of determination of such interest payment dates and the record date for the determination of holders to whom interest is payable on any such interest payment date;

  •
  the interest rate or rates, which may be fixed or variable, or method of calculation of such rate or rates, for such series;

  •
  the terms, if any, regarding the redemption, purchase or repayment of such series;

  •
  whether or not the debt securities of such series will be issued in whole or in part in the form of a global security and, if so, the depository for such global security and the related procedures with respect to transfer and exchange of such global security;

  •
  the form of the debt securities of such series;

  •
  the maximum annual interest rate, if any, of the debt securities permitted for such series;

  •
  whether the debt securities of such series shall be subject to periodic offering;

  •
  the currency or currencies, including composite currencies, in which payment of the principal of (and premium, if any) and interest on the debt securities of such series will be payable, if other than dollars;

  •
  any other information necessary to complete the debt securities of such series;

  •
  the establishment of any office or agency at which the principal of and interest, if any, on debt securities of that series will be payable;

  •
  if other than denominations of $1,000 or any integral multiple thereof, the denominations in which the debt securities of the series will be issuable;

  •
  the obligations or instruments, if any, which may be eligible for use in defeasance of any debt securities in respect of the debt securities of a series denominated in a currency other than dollars or in a composite currency;

  •
  whether or not the debt securities of such series will be issued as original issue discount securities and the terms thereof, including the portion of the principal amount thereof which will be payable upon declaration of acceleration of the maturity;

  •
  whether the principal of and premium, if any, or interest, if any, on such debt securities is payable, at the election of TDS or the holder thereof, in coin or currency, including composite currencies, other than that in which the debt securities are stated to be payable;

  •
  whether the amount of payment of principal of and premium, if any, or interest, if any, on such debt securities may be determined with reference to an index, formula or other method, or based on a coin or currency other than that in which the debt securities are stated to be payable;

  •
  any addition to, or modification or deletion of, any covenants or terms to the Indenture, including events of default with respect to the debt securities of the series;

  •
  the terms and conditions, if any, pursuant to which the debt securities of the series are secured;

  •
  whether the debt securities of the series will be exchangeable into other securities and, if so, the terms and conditions upon which such securities will be exchangeable; and

  •
  any other terms of such series not inconsistent with the Indenture.

    We may issue debt securities at a discount below their stated principal amount and provide for less than the entire principal amount of the debt securities to be payable upon declaration of acceleration of maturity. In that event, we will describe any material federal income tax considerations and other material considerations in the applicable prospectus supplement.

Form, Exchange, Registration and Transfer

    Debt securities in definitive form will be issued as registered securities without coupons in denominations of $1,000 unless otherwise specified in the accompanying prospectus supplement and will be authenticated by the Trustee.

    You may present debt securities for registration or transfer, with the form of transfer endorsed thereon duly executed, or exchange, at the office of the security registrar, without service charge and upon payment of any taxes and other governmental charges.

    Such transfer or exchange will be effected upon TDS or the security registrar being satisfied with the documents of title and identity of the person making the request.

    It is expected that the security register will be maintained by the Trustee at its offices in New York, New York.

    We may change the securities registrar and the place for registration of transfer and exchange of the debt securities and may designate one or more additional places for such registration and exchange.

    We will not be required to:

  •
  issue, register the transfer of or exchange any debt security during a period beginning at the opening of business 15 days before the day of the mailing of a notice of redemption of less than all the outstanding debt securities and ending at the close of business on the day of such mailing, or

  •
  register the transfer of or exchange any debt securities or portions thereof called for redemption in whole or in part.

Payment and Paying Agents

    You will receive payment of principal of and premium, if any, on any debt security only against surrender by you to the paying agent of such debt security.

    Principal of and any premium and interest on any debt security will be payable at the office of such paying agent or paying agents as we may designate from time to time, except that at our option, we may pay any interest by check mailed to the address of the person entitled thereto as such address will appear in the security register with respect to such debt security.

    It is expected that the Trustee will act as paying agent with respect to debt securities. We may at any time designate additional paying agents or rescind the designation of any paying agents or approve a change in the office through which any paying agent acts.

    All monies paid by us to a paying agent for the payment of the principal of and premium, if any, or interest, if any, on any debt securities that remain unclaimed at the end of two years after such principal, premium, if any, or interest will have become due and payable, subject to applicable law, will be repaid to us and the holder of such debt security will thereafter look only to us for payment thereof.

Book-Entry Debt Securities

    Except under the circumstances described below, the debt securities may be issued in whole or in part in the form of one or more global debt securities that will be deposited with, or on behalf of, a depository as we may designate and registered in the name of a nominee of such depository.

    It is expected that Depository Trust Company will be the designated depository. Information about the designated depository will be set forth in the Prospectus Supplement.

    Book-entry debt securities represented by a global security will not be exchangeable for certificated notes and, except as set forth below or in the Prospectus Supplement, will not otherwise be issuable as certificated notes. Except as set forth below or in the Prospectus Supplement, owners of beneficial interests in a global security will not be entitled to have any of the individual book-entry debt securities represented by a global security registered in their names, will not receive or be entitled to receive physical delivery of any such book-entry security and will not be considered the owners thereof under the Indenture, including, without limitation, for purposes of consenting to any amendment thereof or supplement thereto.

    So long as the depository, or its nominee, is the registered owner of a global security, such depository or such nominee, as the case may be, will be considered the sole owner of the individual book-entry debt securities represented by such global security for all purposes under the Indenture.

    None of TDS, the Trustee nor any agent for payment on or registration of transfer or exchange of any global security will have any responsibility or liability for any aspect of the depository's records relating to or payments made on account of beneficial interests in such global security or for maintaining, supervising or reviewing any records relating to such beneficial interests.

    Payments of principal of and premium, if any, and any interest on individual book-entry debt securities represented by a global security will be made to the depository or its nominee, as the case may be, as the owner of such global security.

    If the designated depository is at any time unwilling or unable to continue as depository and a successor depository is not appointed, we will issue individual certificated notes in exchange for the global note representing the corresponding book-entry debt securities.

    In addition, we may at any time and in our sole discretion determine not to have any debt securities represented by the global security and, in such event, will issue individual certificated notes in exchange for the global security representing the corresponding book-entry debt securities. In any such instance, an owner of a book-entry security represented by a global security will be entitled to physical delivery of individual certificated notes equal in principal amount to such book-entry security and to have such certificated notes registered in his or her name.

Modification of the Indenture

    With the Consent of Securityholders.  The Indenture contains provisions permitting TDS and the Trustee, with the consent of the holders of not less than a majority in principal amount of debt securities of each series that are affected by the modification, to modify the Indenture or any supplemental indenture affecting that series or the rights of the holders of that series of debt securities. However, no such modification, without the consent of the holder of each outstanding security affected thereby, may:

  •
  extend the fixed maturity of any debt securities of any series,

  •
  reduce the principal amount of any debt securities of any series,

  •
  reduce the rate or extend the time of payment of interest on any debt securities of any series,

  •
  reduce any premium payable upon the redemption of any debt securities of any series,

  •
  reduce the amount of the principal of a discount security that would be due and payable upon a declaration of acceleration of the maturity of any debt securities of any series,

  •
  reduce the percentage of holders of aggregate principal amount of debt securities which are required to consent to any such supplemental indenture, or

  •
  reduce the percentage of holders of aggregate principal amount of debt securities which are required to waive any default and its consequences.

    Without the Consent of Securityholders.  In addition, TDS and the Trustee may execute, without the consent of any holder of debt securities, any supplemental indenture for certain other usual purposes, including:

  •
  to evidence the succession of another person to TDS or a successor to TDS, and the assumption by any such successor of the covenants of TDS contained in the Indenture or otherwise established with respect to the debt securities;

  •
  to add to the covenants of TDS further covenants, restrictions, conditions or provisions for the protection of the holders of the debt securities of all or any series, and to make the occurrence, or the occurrence and continuance, of a default in any of such additional covenants, restrictions, conditions or provisions a default or an Event of Default with respect to such series permitting the enforcement of all or any of the several remedies provided in the Indenture;

  •
  to cure any ambiguity or to correct or supplement any provision contained in the Indenture or in any supplemental indenture which may be defective or inconsistent with any other provision contained in the Indenture or in any supplemental indenture, or to make such other provisions in regard to matters or questions arising under the Indenture as are not inconsistent with the provisions of the Indenture and will not adversely affect the rights of the holders of the Securities of any series which are outstanding in any material respect;

  •
  to change or eliminate any of the provisions of the Indenture or to add any new provision to the Indenture, except that such change, elimination or addition will become effective only as to debt securities issued pursuant to or subsequent to such supplemental indenture unless such change, elimination or addition does not adversely affect the rights of any securityholder of outstanding debt securities in any material respect;

  •
  to establish the form or terms of debt securities of any series as permitted by the Indenture;

  •
  to add any additional Events of Default with respect to all or any series of outstanding securities;

  •
  to add guarantees with respect to debt securities or to release a guarantor from guarantees in accordance with the terms of the applicable series of debt securities;

  •
  to secure a series of debt securities by conveying, assigning, pledging or mortgaging property or assets to the Trustee as collateral security for such series of debt securities;

  •
  to provide for uncertificated debt securities in addition to or in place of certificated debt securities;

  •
  to provide for the authentication and delivery of bearer securities and coupons representing interest, if any, on such securities, and for the procedures for the registration, exchange and replacement of such securities, and for the giving of notice to, and the solicitation of the vote or consent of, the holders of such securities, and for any other matters incidental thereto;

  •
  to evidence and provide for the acceptance of appointment by a separate or successor Trustee with respect to the debt securities and to add to or change any of the provisions of the Indenture as may be necessary to provide for or facilitate the administration of the trusts by more than one Trustee;

  •
  to change any place or places where

  •
  the principal of and premium, if any, and interest, if any, on all or any series of debt securities will be payable,

    •
    all or any series of debt securities may be surrendered for registration of transfer,

    •
    all or any series of debt securities may be surrendered for exchange, and

    •
    notices and demands to or upon TDS in respect of all or any series of debt securities and the Indenture may be served, which must be located in New York, New York or be the principal office of TDS;

  •
  to provide for the payment by TDS of additional amounts in respect of certain taxes imposed on certain holders and for the treatment of such additional amounts as interest and for all matters incidental thereto;

  •
  to provide for the issuance of debt securities denominated in a currency other than dollars or in a composite currency and for all matters incidental thereto; or

  •
  to comply with any requirements of the SEC or the Trust Indenture Act of 1939, as amended.

Events of Default

    The Indenture provides that any one or more of the following described events, which has occurred and is continuing, constitutes an "Event of Default" with respect to each series of debt securities:

  •
  failure for 30 days to pay interest on debt securities of that series when due and payable; or

  •
  failure for three business days to pay principal or premium, if any, on debt securities of that series when due and payable whether at maturity, upon redemption, pursuant to any sinking fund obligation, by declaration or otherwise; or

  •
  failure by TDS to observe or perform any other covenant (other than those specifically relating to another series) contained in the Indenture for 90 days after written notice to TDS from the Trustee or the holders of at least 33% in principal amount of the outstanding debt securities of that series; or

  •
  certain events involving bankruptcy, insolvency or reorganization of TDS; or

  •
  any other event of default provided for in a series of debt securities.

    The Trustee or the holders of not less than 33% in aggregate outstanding principal amount of any particular series of debt securities may declare the principal due and payable immediately upon an Event of Default with respect to such series. Holders of a majority in aggregate outstanding principal amount of such series may annul any such declaration and waive the default with respect to such series if the default has been cured and a sum sufficient to pay all matured installments of interest and principal otherwise than by acceleration and any premium has been deposited with the Trustee.

    The holders of a majority in aggregate outstanding principal amount of any series of debt securities have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee for that series.

    Subject to the provisions of the Indenture relating to the duties of the Trustee in case an Event of Default will occur and be continuing, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request or direction of any of the holders of the debt securities, unless such holders will have offered to the Trustee indemnity satisfactory to it.

    The holders of a majority in aggregate outstanding principal amount of any series of debt securities affected thereby may, on behalf of the holders of all debt securities of such series, waive any past default, except as discussed in the following paragraph.

    The holders of a majority in aggregate outstanding principal amount of any series of debt securities affected thereby may not waive a default in the payment of principal, premium, if any, or interest that shall become due otherwise than by

  •
  acceleration, unless such default has been cured and a sum sufficient to pay all matured installments of interest and principal otherwise than by acceleration and any premium has been deposited with the Trustee, or

  •
  a call for redemption or any series of debt securities.

    We are required to file annually with the Trustee a certificate as to whether or not we are in compliance with all the conditions and covenants under the Indenture.

Consolidation, Merger and Sale

    The Indenture does not contain any covenant that restricts our ability to merge or consolidate with or into any other corporation, sell or convey all or substantially all of its assets to any person, firm or corporation or otherwise engage in restructuring transactions.

    The successor corporation must assume due and punctual payment of principal or premium, if any, and interest on the debt securities.

Defeasance

    Debt securities of any series may be defeased in accordance with their terms and, unless the supplemental indenture or company order establishing the terms of such series otherwise provides, as set forth below.

    We at any time may terminate as to a series our obligations with respect to the debt securities of that series under any restrictive covenant which may be applicable to that particular series, commonly known as "covenant defeasance". All of our other obligations would continue to be applicable to such series.

    We at any time may also terminate as to a series substantially all of our obligations with respect to the debt securities of such series and the Indenture, commonly known as "legal defeasance". However, in legal defeasance, certain of our obligations would not be terminated, including our obligations with respect to the defeasance trust and obligations to register the transfer or exchange of a security, to replace destroyed, lost or stolen debt securities and to maintain agencies in respect of the debt securities.

    We may exercise our legal defeasance option notwithstanding our prior exercise of any covenant defeasance option.

    If we exercise a defeasance option, the particular series will not be accelerated because of an event that, prior to such defeasance, would have constituted an Event of Default.

    To exercise either of our defeasance options as to a series, we must irrevocably deposit in trust with the Trustee or any paying agent money, certain eligible obligations as specified in the Indenture, or a combination thereof, in an amount sufficient to pay when due the principal of and premium, if any, and interest, if any, due and to become due on the debt securities of such series that are outstanding.

    Such defeasance or discharge may occur only if, among other things, we have delivered to the Trustee an opinion of counsel stating that:

  •
  the holders of such debt securities will not recognize gain, loss or income for federal income tax purposes as a result of the satisfaction and discharge of the Indenture with respect to such series, and

  •
  such holders will realize gain, loss or income on such debt securities, including payments of interest thereon, in the same amounts and in the same manner and at the same time as would have been the case if such satisfaction and discharge had not occurred.

    The amount of money and eligible obligations on deposit with the Trustee may not be sufficient to pay amounts due on the debt securities of that series at the time of the acceleration resulting from such Event of Default if:

  •
  we exercise our option to effect a covenant defeasance with respect to the debt securities of any series, and

  •
  the debt securities of that series are thereafter declared due and payable because of the occurrence of any Event of Default.

    In such event, we would remain liable for such payments.

Governing Law

    The Indenture and the debt securities issued thereunder will be governed by the laws of the State of Illinois.

Concerning the Trustee

    BNY Midwest Trust Company, the trustee under the Indenture, is an affiliate of The Bank of New York, which is one of a number of banks with which TDS and its subsidiaries maintain ordinary banking relationships including, in certain cases, credit facilities. In connection therewith, we utilize or may utilize some of the banking and other services offered by The Bank of New York or its affiliates, including BNY Midwest Trust Company, in the normal course of business, including securities custody services.

    BNY Midwest Trust Company is also Trustee with respect to the Medium-Term Notes, Series A, B and C, and 7% Notes due August 1, 2006, of TDS. These notes were issued pursuant to an Indenture dated as of February 1, 1991, as supplemented, between TDS and BNY Midwest Trust Company, successor to Harris Trust and Savings Bank, as trustee, relating to unsubordinated and unsecured debt securities. None of the debt securities to be issued pursuant to this Prospectus will be issued under that prior indenture. For information about such prior indenture and the debt securities issued thereunder, see documents filed by TDS under the Securities Exchange Act of 1934. See "Where You Can Find More Information."

PLAN OF DISTRIBUTION

    We may sell debt securities being offered hereby:

  •
  directly to purchasers,

  •
  through agents,

  •
  through underwriters and

  •
  through dealers.

    The distribution of the securities may be effected from time to time in one or more transactions at a fixed price or prices, which may be changed, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices.

Directly to Purchasers

    Offers to purchase debt securities may be solicited directly by TDS and sales thereof may be made by TDS directly to institutional investors or others. The terms of any such sales will be described in the Prospectus Supplement relating thereto. Any purchasers of such securities may be deemed to be underwriters within the meaning of the Securities Act with respect to any resale of those securities.

Agents

    Offers to purchase debt securities may be solicited by agents designated by TDS from time to time. Any such agent involved in the offer or sale of the debt securities in respect of which this Prospectus is delivered will be named, and any commissions payable by TDS to such agent will be set forth, in the Prospectus Supplement. Unless otherwise indicated in the Prospectus Supplement, any such agent will be acting on a best efforts basis for the period of its appointment. Any agent may be deemed to be an underwriter, as that term is defined in the Securities Act, of the securities so offered and sold.

Underwriters

    If underwriters are utilized in the sale, TDS will execute an underwriting agreement with such underwriters at the time of sale to them and the names of the underwriters and the terms of the transaction will be set forth in the Prospectus Supplement, which will be used by the underwriters to make resales of the debt securities in respect of which this Prospectus is delivered to the public. Any underwriters will acquire debt securities for their own account and may resell such debt securities from time to time in one or more transactions, including negotiated transactions, at fixed public offering prices or at varying prices determined at the time of sale. Debt securities may be offered to the public either through underwriting syndicates represented by managing underwriters, or directly by the managing underwriters. Only underwriters named in the Prospectus Supplement are deemed to be underwriters in connection with the debt securities offered thereby. If any underwriters are utilized in the sale of the debt securities, the underwriting agreement will provide that the obligations of the underwriters are subject to certain conditions precedent and that the underwriters with respect to a sale of debt securities will be obligated to purchase all such debt securities, if any are purchased.

Dealers

    If a dealer is utilized in the sale of the debt securities in respect of which this Prospectus is delivered, TDS will sell such debt securities to the dealer, as principal. The dealer may then resell such debt securities to the public at varying prices to be determined by such dealer at the time of resale. The name of the dealer and the terms of the transaction will be set forth in the prospectus supplement relating to those offers and sales. Any such dealer may be deemed to be an underwriter, as such term is defined in the Securities Act, of the securities so offered and sold.

Delayed Delivery Contracts

    If so indicated in the Prospectus Supplement, TDS will authorize agents and underwriters to solicit offers by certain institutions to purchase debt securities from TDS at the public offering price set forth in the Prospectus Supplement pursuant to delayed delivery contracts providing for payment and delivery on the date stated in the Prospectus Supplement.

    Each delayed delivery contract will be for an amount not less than, and unless TDS otherwise agrees the aggregate principal amount of debt securities sold pursuant to delayed delivery contracts shall be not less nor more than, the respective amounts stated in the Prospectus Supplement. Institutions with whom delayed delivery contracts, when authorized, may be made include commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions and other institutions, but shall in all cases be subject to the approval of TDS.

    Delayed delivery contracts will not be subject to any conditions except that the purchase by an institution of the debt securities covered by its contract shall not at the time of delivery be prohibited under the laws of any jurisdiction in the United States to which such institution is subject.

    A commission indicated in the Prospectus Supplement will be paid to underwriters and agents soliciting purchases of debt securities pursuant to delayed delivery contracts accepted by TDS.

Remarketing

    Securities may also be offered and sold, if so indicated in the related Prospectus Supplement, in connection with a remarketing upon their purchase, in accordance with a redemption or repayment in connection with their terms, or otherwise, by one or more firms "remarketing firms," acting as principals for their own accounts or as agents for us and/or any selling shareholders. Any remarketing firm will be identified and the terms of its agreement, if any, with us and its compensation will be described in the related Prospectus Supplement. Remarketing firms may be deemed to be underwriters, as that term is defined in the Securities Act, in connection with the securities remarketed by them.

General Information

    Each series of debt securities will be a new issue and may have no established trading market. Unless otherwise specified in a related prospectus supplement, we will not be obligated to take any action to list any series of debt securities on an exchange or to otherwise facilitate a trading market for such securities. We cannot assure you that there will be any liquidity in the trading market for any of the securities. Agents, underwriters, dealers and remarketing firms may be customers of, engage in transactions with, or perform services for, us, our subsidiaries and/or any selling shareholders in the ordinary course of their businesses. The place, time of delivery and other terms of the sale of the offered securities will be described in the applicable prospectus supplement. In order to comply with the securities laws of some jurisdictions, if applicable, the securities offered hereby will be sold in those jurisdictions only through registered or licensed brokers or dealers.

    In addition, in some jurisdictions securities may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and complied with. Any underwriter may engage in over-allotment, stabilizing transactions, short-covering transactions and penalty bids in accordance with Regulation M under the Securities Exchange Act. Over-allotment involves sales in excess of the offering size, which create a short position. Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum. Short-covering transactions involve purchases of the securities in the open market after the distribution is completed to cover short positions. Penalty bids permit the underwriters to reclaim a selling concession from a dealer when the securities originally sold by the dealer are purchased in a covering transaction to cover short positions. Those activities may cause the price of the securities to be higher than it would otherwise be. If commenced, the underwriters may discontinue any of the activities at any time.

    Agents, underwriters and dealers may be entitled under agreements entered into with TDS to indemnification by TDS against certain civil liabilities, including liabilities under the Securities Act, or to contribution with respect to payments which the agents, underwriters or dealers may be required to make in respect thereof. In addition, directors, officers and controlling persons of TDS are entitled under the TDS charter and bylaws and Delaware law to indemnification for civil liabilities, including liabilities under the Securities Act.

LEGAL MATTERS

    The validity of the debt securities offered hereby will be passed upon for TDS by Sidley Austin Brown & Wood, Chicago, Illinois. Walter C.D. Carlson, a director of TDS and of United States Cellular, Michael G. Hron, the General Counsel and an Assistant Secretary of TDS and United States Cellular and an Assistant Secretary of certain subsidiaries of TDS, William S. DeCarlo, the Assistant General Counsel and an Assistant Secretary of TDS and an Assistant Secretary of certain subsidiaries of TDS, and Stephen P. Fitzell, the Assistant General Counsel and an Assistant Secretary of United States Cellular and TDS Telecommunications and an Assistant Secretary of certain subsidiaries of TDS, are members of that law firm. Walter C.D. Carlson is also a trustee of a voting trust which controls TDS.

EXPERTS

    The audited consolidated financial statements and schedules of TDS incorporated by reference in this Prospectus have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and are incorporated by reference herein. The financial statements and schedules referred to above have been incorporated by reference in reliance upon the authority of said firm as experts in accounting and auditing in giving said reports.

$500,000,000

TELEPHONE AND DATA SYSTEMS, INC.
7.60% Series A Notes due 2041

P R O S P E C T U S    S U P P L E M E N T
November 28, 2001

Joint Book-Running Managers

Merrill Lynch & Co.	Salomon Smith Barney

A.G. Edwards & Sons, Inc. Morgan Stanley UBS Warburg	Credit Suisse First Boston Prudential Securities Wachovia Securities

ABN AMRO Incorporated
Quick & Reilly, Inc.
TD Securities
Tokyo-Mitsubishi International plc

QuickLinks

TABLE OF CONTENTS
ALTERNATIVE SETTLEMENT DATE
THE OFFERING
TDS
USE OF PROCEEDS
DESCRIPTION OF THE NOTES
MATERIAL FEDERAL INCOME TAX CONSEQUENCES
UNDERWRITING
LEGAL MATTERS
TABLE OF CONTENTS
FORWARD LOOKING STATEMENTS
WHERE YOU CAN FIND MORE INFORMATION
SUMMARY
TDS
USE OF PROCEEDS
CONSOLIDATED RATIO OF EARNINGS TO FIXED CHARGES
DESCRIPTION OF DEBT SECURITIES
PLAN OF DISTRIBUTION
LEGAL MATTERS
EXPERTS
Joint Book-Running Managers